UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2007

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 312-930-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of August 24, 2007, Chicago Mercantile Exchange Inc. (“CME”), a wholly owned subsidiary of CME Group Inc. (the “Company”), entered into a new lease (the “Lease”) with 10-30 South Wacker L.P, a Tishman Speyer limited partnership, to maintain the Company’s headquarters at 20 South Wacker Drive, Chicago, Illinois. The Lease was signed simultaneously with Tishman Speyer’s purchase of the CME Center and Tishman Speyer’s purchase of the Upper and Lower Trading floors from Chicago Mercantile Exchange Trust (the “CME Trust”), an independent for-profit Illinois trust separate from CME Group. As previously announced in conjunction with its merger with CBOT Holdings, Inc., the Company will continue to operate the trading floors at both 20 South Wacker and 141 West Jackson until the second-quarter 2008 when the Company will unify its trading floors at 141 West Jackson. After the trading floors are combined at 141 West Jackson, the lower trading floor at 20 S. Wacker will be converted to office space. The 20 S. Wacker Lease provides for approximately 360,000 square feet of office, lobby and support space which includes the lower trading floor space. The upper trading floor will be vacated although CME will retain an option to lease the upper trading floor as office space.

The initial term of the Lease expires in 2022 with two consecutive options to extend the term for seven and ten years, respectively. The Lease also includes various expansion and contraction options.

The foregoing description of the Lease is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Lease, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Office Lease by and between 10-30 South Wacker, L.P and Chicago Mercantile Exchange Inc., dated as of August 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

August 29, 2007	By:	/s/ Kathleen M. Cronin
	Name:	Kathleen M. Cronin
	Title:	Managing Director, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Office Lease by and between 10-30 South Wacker, L.P and Chicago Mercantile Exchange Inc., dated as of August 24, 2007.